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Exhibit 10.16

RESTRICTED STOCK AGREEMENT

        THIS AGREEMENT, made as of the    day of                        (the "Grant Date"), between Department 56, Inc., a Delaware corporation (the "Corporation"), and                        (the "Grantee").

        WHEREAS, the Corporation has adopted the 1992 Stock Option Plan and the 1993, 1995 and 1997 Stock Incentive Plans (the "Plans") for the purposes of (i) providing long-term incentives to those personnel of the Corporation designated by the Stock Incentive Committee of the Board (the "Committee"), (ii) assisting the Corporation in retaining and attracting personnel with requisite experience and ability and (iii) associating more closely the interests of such personnel with those of the Corporation's stockholders;

        WHEREAS, the Committee has determined to grant shares of Restricted Stock to the Grantee as provided herein;

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Grant of Restricted Stock.

          1.1  The Corporation hereby grants to the Grantee, on the terms and conditions set forth in this Agreement, the number of shares of Restricted Stock set forth on Annex A hereto.

          1.2  The Grantee's rights with respect to any portion of the shares of Restricted Stock shall remain forfeitable at all times prior to the Lapse Date (as defined below) applicable to such portion of Restricted Stock.

          1.3  This Agreement shall be construed in accordance with, and subject to, the terms of the Plan(s) (the provisions of which are incorporated herein by reference) indicated on Annex A as the Plan(s) pursuant to which the grant described in Section 1.1 above is made; and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions set forth in the Plan(s).

        2.    Rights of Grantee.

        Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the shares of Restricted Stock (whether or not the restrictions thereon shall have lapsed), other than with respect to those shares of Restricted Stock which have been forfeited pursuant to Section 3.2 hereof, including the right to vote the shares of Restricted Stock and the right, subject to Section 5 hereof, to receive dividends thereon. Notwithstanding the foregoing, prior to the Lapse Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign the shares of Restricted Stock (collectively, the "Transfer Restrictions").

        3.    Lapse of Restrictions.

          3.1  The Transfer Restrictions with respect to any portion of the shares of Restricted Stock shall lapse with respect to the percentage specified on Annex A (the "Vesting Installment Percentage") on the corresponding date set forth on Annex A (each, a "Lapse Date") provided the Grantee continues to be employed by the Corporation until such Lapse Date; provided, however, that the Transfer Restrictions with respect to one hundred percent (100%) of the shares of Restricted Stock shall lapse on the date of the Grantee's termination of employment with the Corporation as a result of the Grantee's retirement (which may be without Committee approval at or after age 65 or with Committee approval if before age 65 ("Qualifying Retirement")), death or Disability (also, a "Lapse Date"). Notwithstanding anything in the vesting acceleration provisions contained in the proviso of the preceding sentence to the contrary, in no event shall the Grantee (as a result of the operation of such vesting acceleration provisions) be vested or otherwise entitled to more than one hundred percent (100%) of the shares of Restricted Stock granted pursuant to section 1.1 above.

          3.2  Notwithstanding anything in this Agreement to the contrary, upon the termination of the Grantee's employment with the Corporation for any reason other than as a result of the Grantee's Qualifying Retirement, death or Disability, all shares of Restricted Stock in respect of which the Transfer Restrictions have not previously lapsed in accordance with Section 3.1 hereof shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation, and neither the Grantee nor any heirs, executors, administrators or successors of such Grantee shall thereafter have any right or interest in such shares of Restricted Stock.

          3.3  In the event the Grantee takes a leave of absence from the Corporation which exceeds six (6) consecutive months in duration, whether such leave of absence is paid or unpaid, the shares of Restricted Stock shall be treated as if the Grantee had terminated his or her employment other than by reason of his or her Qualifying Retirement, death or Disability, as of the first day of the leave of absence; provided, however, that the Committee (x) shall treat an absence by reason of Disability and (y) may, in its sole discretion, may treat an approved leave of absence, in either case, of more than six (6) consecutive months as not constituting a termination of employment with respect to all or a portion of the shares of Restricted Stock issued hereunder in which case the leave of absence will be treated in the manner set forth in the following sentence. In the event of an approved leave of absence for a period consisting of six (6) consecutive months or less, the period of such leave of absence shall not be taken into account in determining if the Grantee was employed by the Corporation on any Lapse Date.

        4.    Escrow and Delivery of Shares.

          4.1  Certificates representing the shares of Restricted Stock shall be issued and held by the Corporation (or its stock transfer agent) in escrow (together with any stock transfer powers which the Corporation may request of Grantee) and shall remain in the custody of the Corporation (or its stock transfer agent) until (i) their delivery to the Grantee or his/her estate as set forth in Section 4.2 hereof, or (ii) their forfeiture and transfer to the Corporation as set forth in Section 3.2 hereof.

          4.2  (a) Subject to paragraph (b) of this Section 4.2, certificates representing those shares of Restricted Stock in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1 hereof shall be delivered to the Grantee as soon as practicable following the Lapse Date, subject to the application of Section 8 below.

            (b)  Certificates representing those shares of Restricted Stock in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1(b) upon the Grantee's death shall be delivered to the executors or administrators of the Grantee's estate as soon as practicable following the Lapse Date and the Corporation's receipt of notification of the Grantee's death, accompanied by an official death certificate, subject to the application of Section 8 below.

            (c)  The Grantee, or the executors or administrators of the Grantee's estate, as the case may be, may receive, hold, sell or otherwise dispose of those shares of Restricted Stock delivered to him or her pursuant to paragraphs (a) or (b) of this Section 4.2 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

          4.3  (a) Each stock certificate shall bear a legend in substantially the following form:

    This certificate and the shares of stock represented hereby are subject to the terms and conditions applicable to Restricted Stock contained in the 1993, 1995 and/or 1997 Stock Incentive Plans (as applicable) (the "Plans") and a Restricted Stock Agreement (the "Agreement") between the registered owner of the shares represented hereby. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan(s) and the Agreement, copies of which are on file in the office of the Secretary of the Corporation.

            (b)  As soon as practicable following a Lapse Date, the Corporation shall issue a new certificate for shares of the Restricted Stock which have become non-forfeitable in relation to such Lapse Date, which new certificate shall not bear the legend set forth in paragraph (a) of this Section 4.3 and shall be delivered in accordance with Section 4.2 hereof.

        5.    Dividends.

        All dividends declared and paid by the Corporation on shares of Restricted Stock shall be deferred until the lapsing of the Transfer Restrictions pursuant to Section 3.1. The deferred dividends shall be held by the Corporation for the account of the Grantee until the Lapse Date, at which time the dividends, with no interest thereon, shall be paid to the Grantee or her/his estate, as the case may be. Upon the forfeiture of the shares of Restricted Stock pursuant to Section 3.2, any deferred dividends shall also be forfeited.

        6.    No Right to Continued Employment.

        Nothing in this Agreement or the Plans shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Corporation, nor shall this Agreement or the Plans interfere in any way with the right of the Corporation to terminate the Grantee's employment at any time.

        7.    Adjustments Upon Change in Capitalization.

        If, by reason of a Change in Capitalization, the Grantee shall be entitled to new, additional or different shares of stock or securities of the Corporation or any successor corporation or entity or other property, such new, additional or different shares or other property shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares of Restricted Stock immediately prior to such Change in Capitalization.

        8.    Withholding of Taxes and Tax Election.

        In satisfaction of the obligation to pay Withholding Taxes to the Corporation upon the lapse of Transfer Restrictions on any shares of Restricted Stock, the Grantee hereby makes her/his irrevocable written election, the acceptance of which by the Committee being hereby acknowledged, to have withheld a portion of the shares of Restricted Stock then deliverable to the Grantee having an aggregate Fair Market Value, on the Lapse Date, equal to the Withholding Taxes. For these purposes, Withholding Taxes shall be calculated as thirty-five percent (35%) of the aggregate Fair Market Value of the shares of Restricted Stock becoming non-forfeitable by Grantee on the applicable Lapse Date.

        9.    Modification of Agreement.

        Except as set forth in the Plans and herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

        10.    Non-Compete and Non-Disclosure.

          (a)  By acceptance of the Restricted Stock, the Grantee acknowledges that if the Grantee were, without the prior written consent of the Corporation, to use or disclose the Corporation's trade secrets or confidential information or threaten to do so, the Corporation would be entitled to injunctive and other appropriate relief to prevent the Grantee from doing so. The Grantee acknowledges that the harm caused to the Corporation by the breach or anticipated breach of this Section 10 is by its nature irreparable because, among other things, it is not readily susceptible of proof as to the monetary harm that would ensue. The Grantee consents that any interim or final equitable relief entered by a court of competent jurisdiction shall, at the request of the Corporation, be entered on consent and enforced by any court having jurisdiction over the Grantee, without prejudice to any rights either party may have to appeal from the proceedings which resulted in any grant of such relief.

          (b)  The provisions of this Section 10 are not in lieu of but are in addition to the continuing obligation of the Grantee (which Grantee hereby acknowledges) not to use or disclose the Corporation's trade secrets and confidential information known to the Grantee until any particular trade secret or confidential information become generally known (through no fault of the Grantee), whereupon the restriction on use and disclosure shall cease as to that item. Information regarding products in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Corporation is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. As used in this Section 10, "generally known" means known throughout the domestic U.S. industry.

          (c)  If any of the provisions contained in this Section 10 shall for any reason, whether by application of existing law or law which may develop after the Grantee's acceptance of the Shares, be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or territory, the Grantee agrees to join the Corporation in requesting such court to construe such provision by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

          (d)  In the event the Grantee violates any provision of this Section 10, in addition to other remedies available to the Corporation provided herein, and in addition to any other damages that may be recoverable by the Corporation, the Corporation shall be entitled to damages equal to the Fair Market Value of any shares of Restricted Stock with respect to which the Transfer Restrictions lapsed by reason of, or within one (1) year prior to, the Grantee's Termination of Employment (such Fair Market Value to be determined as of the date or dates of lapse of the Transfer Restrictions).

        11.    Severability.

        Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

        12.    Governing Law.

        The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

        13.    Successors in Interest.

        This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Grantee's heirs, executors, administrators and successors. All obligations imposed upon the Grantee and all rights granted to the Corporation under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

DEPARTMENT 56, INC.
By:

Name:	David H. Weiser
Title:	Senior Vice President Legal and Human Resources
GRANTEE:

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RESTRICTED STOCK AGREEMENT